Cytokinetics, Incorporated Sharon Surrey-Barbari SVP, Finance & CFO (650) 624-3000	Burns McClellan, Inc. Clay A. Kramer (investors) Justin Jackson (media) (212) 213-0006

CYTOKINETICS, INCORPORATED REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS

Company Provides Update on Cardiovascular and Oncology Clinical Programs

SOUTH SAN FRANCISCO, CA, October 26, 2006 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $0.1 million for the third quarter of 2006. Net loss for the third quarter of 2006 was $14.9 million, or $0.41 per share. As of September 30, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $93.9 million.

“The third quarter of 2006 was exciting for Cytokinetics as we presented promising data from our cardiovascular program. We were pleased that data from our Phase I clinical trial of intravenous CK-1827452 were warmly received when presented at the Recent and Late Breaking Trials Session of the 2006 Heart Failure Society of America Meeting in Seattle,” stated James Sabry, M.D., Ph.D., Cytokinetics’ CEO. “In addition, we initiated an oral bioavailability clinical trial of CK-1827452 in August that we expect will inform our plans to develop an oral formulation of this novel drug candidate for the chronic treatment of heart failure. The possibility of developing both an intravenous and an oral formulation of CK-1827452 highlights the potential for this drug candidate to treat both hospitalized patients with acutely decompensated heart failure and outpatients with chronic heart failure. These activities occurred in parallel with progress in our ongoing oncology clinical trials programs.”

Company Highlights

•	In September, at the Heart Failure Society of America (HFSA) Meeting, Cytokinetics announced data from a first-in-humans Phase I clinical trial evaluating intravenous CK-1827452. This clinical trial was conducted to investigate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of a six-hour infusion of CK-1827452 in healthy volunteers. In this Phase I clinical trial, the maximum tolerated dose (MTD) was determined to be 0.5 mg/kg/hr for the six-hour infusion in healthy volunteers. At this dose, the six-hour infusion of CK-1827452 produced a mean increase in left ventricular ejection fraction of 6.8 absolute percentage points as compared to placebo (p<0.0001). At the same dose, CK-1827452 also produced a mean increase in fractional shortening of 9.2 absolute percentage points versus placebo (p<0.0001). These increases in indices of left ventricular function were associated with an 84 milliseconds mean prolongation of systolic ejection time (p<0.0001). These mean changes in ejection fraction, fractional shortening and ejection time were dose-proportional across the range of doses evaluated in this clinical trial, which were also characterized by linear, dose-proportional pharmacokinetics. At the MTD, CK-1827452 was well-tolerated when compared to placebo. The adverse effects at dose levels exceeding the MTD were associated with longer prolongations of systolic ejection time and larger increases in ejection fraction and fractional shortening than those that were observed with doses at or below the MTD. The corresponding adverse effects at the higher dose levels in humans appear similar to the adverse findings observed in the preclinical safety studies which occurred at similar plasma concentrations. These effects are believed to be related to an excess of the intended pharmacologic effect, resulting in excessive prolongation of the systolic ejection time, and resolved promptly with discontinuation of the infusions of CK-1827452.

•	In addition, at HFSA, Cytokinetics also presented three poster presentations relating to preclinical data from its cardiovascular program:

° The first poster entitled, “In Vitro and In Vivo Characterization of CK-1827452, a Selective Cardiac Myosin Activator,” contained data demonstrating that CK-1827452, consistent with its mechanism of action, increases contractility in myocytes without increasing calcium and significantly increases cardiac fractional shortening in normal rats, normal dogs and rats with heart failure.

° The second poster entitled, “Activating Cardiac Myosin, a Novel Inotropic Mechanism to Improve Cardiac Function in Conscious Dogs with Congestive Heart Failure,” provided supporting data on the preclinical profile of CK-1827452. This poster demonstrated that CK-1827452 increased stroke volume and left ventricular fractional shortening in normal dogs and increased cardiac output, stroke volume and left ventricular fractional shortening in dogs with heart failure. In association with the improvement of left ventricular systolic performance, left ventricular filling pressures, heart rate and total peripheral resistance decreased in the dogs with heart failure. Expressed as a percentage change from baseline, the effects of CK-1827452 in dogs with heart failure were generally greater than those observed in normal dogs.

° The third poster entitled, “Cardiac Myosin Activator, CK-1316719, Increases Myofibril ATPase Activity and Myocyte Contractility in a Rat Model of Heart Failure,” provided data further validating the mechanism of another of Cytokinetics’ cardiac myosin activators.

•	In August, Cytokinetics announced the initiation of a Phase I clinical trial evaluating the pharmacokinetic profile of CK-1827452 when administered orally to healthy volunteers. Pharmacokinetic data from the recently completed Phase I clinical trial of the intravenous formulation of CK-1827452 in healthy volunteers suggests that the half-life of CK-1827452 may be sufficient to support development of an oral dosing formulation.

•	During the quarter, GlaxoSmithKline (GSK) closed enrollment, after enrolling a total of 50 patients, in a two-stage Phase II clinical trial evaluating ispinesib as a treatment for patients with locally advanced or metastatic breast cancer. In Stage 1 of this clinical trial the best overall responses observed were 3 partial responses (as measured by the Response Evaluation Criteria in Solid Tumors, RECIST) out of 33 evaluable patients. The 3 patients had maximum decreases in tumor size ranging from 46% to 68% with the duration of response ranging from 7.1 weeks to 13.4 weeks. The most common adverse event was Grade 4 neutropenia.

•	GSK continued to treat a patient in a Phase II clinical trial evaluating ispinesib as a second-line treatment for patients with advanced ovarian cancer.

•	The National Cancer Institute (NCI) continued to treat patients in a Phase II clinical trial of ispinesib in patients with hepatocellular cancer, and also continued to treat patients in Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib in patients with hematologic malignancies (i.e., acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes) and with solid tumors. In addition, the NCI concluded enrollment in two of its Phase II clinical trials evaluating ispinesib as monotherapy in patients with melanoma and in patients with hormone-refractory prostate cancer.

•	Cytokinetics continued to enroll patients in a Phase I/II clinical trial of SB-743921, evaluating patients with non-Hodgkin’s lymphoma (NHL), in connection with an expanded development program for SB-743921. This trial is an open-label, non-randomized clinical trial designed to investigate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of SB-743921, administered as a one-hour infusion on days 1 and 15 of a 28-day schedule, first without and then with the administration of granulocyte colony stimulating factor (GCSF) in patients with NHL.

•	In October, interim data from a Phase II clinical trial for ispinesib in recurrent and/or metastatic head and neck squamous cell carcinoma (RMHNSC) was presented at the Annual Meeting of the European Society of Medical Oncology (ESMO). This clinical trial was conducted by the NCI in association with GSK. This Phase II clinical trial was designed to evaluate the safety and efficacy of ispinesib administered at 18 mg/m2 as a one-hour intravenous infusion once every 21 days in patients with RMHNSC, who had received no more than one prior chemotherapy regimen. This two-stage clinical trial was designed to require a minimum of 1 confirmed partial or complete response out of 19 evaluable patients in Stage 1 in order to proceed to Stage 2. The clinical trial’s primary endpoint was response rate as determined using RECIST criteria. A total of 21 patients were enrolled; one patient did not receive ispinesib due to disease progression prior to treatment, and another was evaluable for safety but not efficacy. At the interim analysis after Stage 1 of this clinical trial, the criteria for advancement to Stage 2 were not satisfied. The best overall response to date in this clinical trial was disease stabilization, which was observed in 5 of the 19 patients evaluable for efficacy at cycle 2. Overall, median time to disease progression was 5.9 (95% CI 5.4-10.0) weeks. The safety and pharmacokinetics of ispinesib in this clinical trial were evaluated in 20 of the patients enrolled in the trial. The most common grade 3 or greater adverse event was neutropenia, occurring in 55% of patients treated. Two patients died on study. One death in a patient with a non-neutropenic infection (grade 3) was attributed to progressive disease, the other, in a patient with four days of grade 3-4 neutropenia, was attributed to pneumonia.

Financials

Revenues from research and development collaborations for the third quarter of 2006 were $0.1 million, compared to $1.9 million in the third quarter of 2005. Revenues for both the third quarter of 2006 and 2005 were largely derived from our research collaboration with GSK. The decline in collaborative research revenues for the third quarter of 2006, as compared to the same period in 2005, was primarily due to reductions in license fee, full time equivalent and patent reimbursement revenues of $1.5 million by GSK and a reduction in collaboration revenue of $0.3 million, as a result of the expiration of the research term under our collaboration agreement with AstraZeneca in December of 2005. The AstraZeneca collaboration agreement was formally terminated in August 2006.

Total research and development (R&D) expenses for the third quarter of 2006 were $12.5 million, compared to $9.3 million for the third quarter of 2005. The increase in R&D expenses in the third quarter of 2006, over the same period in 2005, was primarily due to increased spending related to the manufacture of clinical supply and other clinical outsourcing costs as Cytokinetics advanced its drug candidates for the treatment of cardiovascular disease and cancer through clinical trials, along with increased laboratory expenses and expenses related to compensation and benefits, including charges for stock-based compensation.

Total general and administrative (G&A) expenses for the third quarter of 2006 were $3.6 million, compared to $3.3 million in the third quarter of 2005. The increased spending in the third quarter of 2006, compared to the same period in 2005, was primarily due to increased expenses related to compensation and benefits, including charges for stock-based compensation, which were partially offset by lower legal fees.

The net loss for the three months ended September 30, 2006, was $14.9 million, or $0.41 per share, compared to a net loss for the same period in 2005 of $10.1 million, or $0.35 per share.

Cytokinetics also reported results from its operations for the nine months ended September 30, 2006. Revenues from research, development collaborations for the nine months ended September 30, 2006 were $3.0 million, compared to $6.8 million for the same nine month period in 2005. The decline in collaborative research revenues for the first nine months of 2006, compared to the same period in 2005, was primarily due to a decrease in license fee, full time equivalent and patent reimbursement revenues of $2.9 million by GSK and a reduction in collaboration revenue of $0.9 million, as a result of the expiration of the research term under our collaboration agreement with AstraZeneca in December of 2005. The AstraZeneca collaboration agreement was formally terminated in August 2006.

Total R&D expenses for the nine months ended September 30, 2006 were $36.2 million, compared to $29.8 million for the same nine month period in 2005. The increased spending in the first nine months of 2006, over the same period in 2005, was primarily due to increased outsourcing costs related to the manufacturing of clinical supplies and ongoing clinical trials for Cytokinetics’ cardiovascular and oncology programs, along with higher laboratory and personnel expenses, including charges for stock-based compensation.

Total G&A expenses for the nine months ended September 30, 2006 were $11.1 million, compared to $9.9 million for the same nine month period in 2005. The increased spending in the first nine months of 2006, over the same period in 2005, was primarily due to increased personnel expenses, including charges for stock-based compensation, which were slightly offset by lower legal fees.

The net loss for the nine months ended September 30, 2006, was $41.2 million, or $1.15 per share, compared to a net loss for the same nine month period in 2005 of $31.2 million, or $1.09 per share.

Updated Company Milestones

Oncology

Ispinesib (SB-715992):

•	Data are anticipated from Stage 2 of GSK’s Phase II clinical trial of second- or third-line therapy in patients with locally advanced or metastatic breast cancer by the end of 2006.

•	Data are anticipated from Stage 1 of GSK’s Phase II clinical trial of second-line therapy in patients with ovarian cancer by the end of 2006.

•	Additional Phase Ib clinical trial data evaluating ispinesib in combination with capecitabine are planned to be presented in November at the EORTC-NCI-AACR meeting in Prague, Czech Republic.

•	Additional Phase Ib clinical trial data evaluating ispinesib in combination with carboplatin are anticipated in the first half of 2007.

•	Data from Stage 1 of the NCI’s Phase II clinical trial in patients with melanoma are anticipated to be available by the end of 2006.

•	Data from Stage 1 of the NCI’s Phase II clinical trial of patients with hormone-refractory prostate cancer are anticipated to be available by the end of 2006.

•	Initiation of the NCI’s Phase II clinical trial evaluating ispinesib as monotherapy in patients with renal cell cancer is anticipated by the end of 2006.

•	Initiation of the NCI’s Phase I clinical trial evaluating ispinesib as monotherapy in pediatric patients with relapsed or refractory solid tumors is anticipated by the end of 2006.

SB-743921:

•	Interim data are anticipated from our Phase I/II clinical trial evaluating SB-743921 in the treatment of patients with NHL in the first half of 2007.

GSK-923295:

•	A regulatory filing is anticipated by GSK in early 2007 to allow initiation of first-in-human clinical trials in 2007.

The clinical trial milestones for the oncology program described above, with the exception of SB-743921, are based on information provided by GSK or the NCI. The occurrence of these events is outside of Cytokinetics’ control.

Cardiovascular

CK-1827452:

•	Initiation of Phase II clinical trials program with CK-1827452 is anticipated by the end of 2006.

•	Phase I clinical trial data evaluating the oral bioavailability of CK-1827452 are anticipated by the end of 2006.

Conference Call and Webcast Information

Members of the Cytokinetics management team will review third quarter results via webcast and conference call today at 4:30 p.m. Eastern Time. To access the live webcast, please log-on in the Investor Center section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public may access the call by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 9299494.

An archived replay of the webcast will be available via Cytokinetics’ website until November 26, 2006. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 9299494 from October 26, 2006 at 6:45 p.m. Eastern Time until November 3, 2006.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Under a strategic alliance established in 2001, Cytokinetics and GSK are collaborating to develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. Ispinesib (SB-715992), SB-743921 and GSK-923295 are being developed under the strategic alliance with GSK. GSK is conducting Phase II and Ib clinical trials for ispinesib and Cytokinetics is conducting a Phase I/II trial of SB-743921 in non-Hodgkin’s lymphoma. Cytokinetics’ unpartnered cardiovascular disease program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently completed a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the intravenous treatment of heart failure and also is advancing CK-1827452 as a potential drug candidate for the treatment of chronic heart failure via oral administration. Additional information about Cytokinetics can be obtained at http://www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected initiation, timing, scope and results of clinical trials within Cytokinetics’ and its partners’ clinical development and research programs, including a potential regulatory filing by GSK for GSK-923295, research and development milestones, anticipated dates of release of data from clinical trials and upcoming presentations of clinical trial results, our financial guidance, including expected revenues and R&D and G&A expenses for 2006, the potential benefits of Cytokinetics’ drug candidates and potential drug candidates, the enabling capabilities of Cytokinetics’ proprietary technologies and the benefits of data obtained from completed clinical trials. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by GSK or the NCI to postpone or discontinue research and/or development efforts for one or more compounds or for GSK to discontinue funding of such efforts under Cytokinetics’ collaboration with GSK, difficulties or delays in patient enrollment for clinical trials, unexpected adverse side effects or inadequate therapeutic efficacy of Cytokinetics’ drug candidates, and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent or trade secret protection for Cytokinetics’ intellectual property, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs),and changing standards of care and the introduction by others of products or alternative therapies for the treatment of indications currently or potentially targeted by CK-1827452 or Cytokinetics’ other drug candidates and potential drug candidates. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Revenues:
Research and development	$106	$1,155	$1,572	$4,668
License revenues	—	700	1,400	2,100

Total revenues	106	1,855	2,972	6,768

Operating Expenses:
Research and development	12,535	9,259	36,199	29,835
General and administrative	3,572	3,325	11,131	9,870

Total operating expenses	16,107	12,584	47,330	39,705

Operating loss:	(16,001)	(10,729)	(44,358)	(32,937)
Interest and other income	1,215	756	3,572	2,156
Interest and other expense	(134)	(128)	(383)	(390)

Net loss	$(14,920)	$(10,101)	$(41,169)	$(31,171)

Net loss per common share — basic and diluted	$(0.41)	$(0.35)	$(1.15)	$(1.09)
Weighted average shares used in computing net loss per
common share — basic and diluted	36,729,400	28,588,539	35,793,082	28,494,287

Condensed Balance Sheet Data
(in thousands)
(unaudited)

		September 30,		December 31,
		2006		2005
Assets
Cash and cash equivalents	$	48,214	$	13,515
Short term investments		40,478		62,697
Other current assets		2,721		2,652

Total current assets		91,413		78,864
Property and equipment, net		7,178		6,178
Restricted investments		5,204		5,172
Other assets		854		1,247

Total assets	$	104,649	$	91,461

Liabilities and stockholders’ equity
Current liabilities	$	12,405	$	11,264
Long-term obligations		6,654		6,636
Stockholder’s equity		85,590		73,561

Total liabilities and stockholders’ equity	$	104,649	$	91,461